Exhibit 99.1

Financial results for the nine months ended April 30, 2015 (unaudited)

Ferrellgas Partners, L.P.’s consolidated financial statements for the nine months ended April 30, 2015 are not yet available to be filed with the SEC.  Our current expectations with respect to our unaudited results for this period are based upon management estimates.  The preliminary estimates presented below are subject to the completion of our financial closing procedures.  Accordingly, these estimates may change and those changes may be material.  You should not place undue reliance on these estimates.  For additional information regarding the various risks and uncertainties inherent in estimates of this type, see “Forward-looking statements” elsewhere in this prospectus supplement.  We do not expect to file our consolidated financial statements and related notes as of and for the nine months ended April 30, 2015 with the SEC until our next quarterly report on Form 10-Q.

The preliminary estimates have been prepared by, and are the responsibility of, our management and have not been reviewed or audited or subject to any other procedures by our independent registered public accounting firm.  Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to these preliminary estimates.

We are providing the following preliminary estimates of our financial results and operating metrics for the nine months ended April 30, 2015:

	Nine months ended
	April 30,
(in thousands, except per unit data)	2015	2014
Revenues:
Propane and other gas liquids sales	$1,400,895	$1,796,786
Other	240,984	210,044
Total revenues	1,641,879	2,006,830
Cost of product sold:
Propane and other gas liquids sales	849,190	1,232,516
Other	153,736	131,443
Gross profit	638,953	642,871
Operating expense	316,913	333,632
Depreciation and amortization expense	70,576	61,771
General and administrative expense	29,701	35,070
Equipment lease expense	17,674	12,978
Non-cash employee stock ownership plan compensation charge	16,728	10,389
Non-cash stock-based compensation charge (a)	19,701	16,182
Loss on disposal of assets	4,578	3,426
Operating income	163,082	169,423
Interest expense	(71,797)	(64,372)
Loss on extinguishment of debt	—	(21,202)
Other income (expense), net	(415)	498
Earnings before income taxes	90,870	84,347
Income tax expense	1,448	2,391
Net earnings	89,422	81,956
Net earnings attributable to noncontrolling interest (b)	1,027	950
Net earnings attributable to Ferrellgas Partners, L.P.	88,395	81,006
Less: General partner’s interest in net earnings	884	810
Common unitholders’ interest in net earnings	$87,511	$80,196
Earnings Per Unit:
Basic and diluted net earnings per common unitholders’ interest	$1.06	$1.01
Weighted average common units outstanding	82,536.1	79,127.1

Supplemental Data and Reconciliation of Non-GAAP Items:

	Nine months ended
	April 30,
(in thousands, except per unit data)	2015	2014
Net earnings attributable to Ferrellgas Partners, L.P.	$88,395	$81,006
Income tax expense	1,448	2,391
Interest expense	71,797	64,372
Depreciation and amortization expense	70,576	61,771
EBITDA	232,216	209,540
Loss on extinguishment of debt	—	21,202
Non-cash employee stock ownership plan compensation charge	16,728	10,389
Non-cash stock-based compensation charge (a)	19,701	16,182
Loss on disposal of assets	4,578	3,426
Other income (expense), net	415	(498)
Change in fair value of contingent consideration (included in operating expense)	(6,300)	—
Litigation accrual and related legal fees associated with a class action lawsuit (included in operating expense)	806	1,422
Unrealized (non-cash) gain on changes in fair value of non-hedged derivatives	(1,609)	—
Net earnings attributable to noncontrolling interest (b)	1,027	950
Adjusted EBITDA (c)	267,562	262,613
Net cash interest expense (d)	(68,599)	(61,507)
Maintenance capital expenditures (e)	(14,863)	(13,345)
Cash paid for taxes	(333)	(403)
Proceeds from asset sales	4,060	3,267
Distributable cash flow to equity investors (f)	187,827	190,625
Distributable cash flow attributable to general partner and non-controlling interest	3,757	3,813
Distributable cash flow attributable to common unitholders	184,070	186,812
Less: Distributions paid to common unitholders	124,074	118,702
Distributable cash flow excess/(shortage)	$59,996	$68,110
Propane gallons sales
Retail - Sales to End Users	518,726	558,142
Wholesale - Sales to Resellers	211,068	233,664
Total propane gallons sales	729,794	791,806
Midstream operations (barrels processed)	13,234	—

(a)                     Non-cash stock-based compensation charges consist of the following:

	Nine months ended
	April 30,
	2015	2014
Operating expense	$4,233	$3,503
General and administrative expense	15,468	12,679
Total	$19,701	$16,182

(b)                     Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)                      Adjusted EBITDA is calculated as net earnings attributable to Ferrellgas Partners, L.P., income tax expense, interest expense, depreciation and amortization expense, loss on extinguishment of debt, non-cash employee stock ownership plan compensation charge, non-cash stock-based compensation charge, loss on disposal of assets, other income (expense), net, change in fair value of contingent consideration, litigation accrual and related legal fees associated with a class action lawsuit and unrealized (non-cash) gain on changes in fair value of non-hedged derivatives and net earnings attributable to non-controlling interest. Management believes the presentation of this measure is relevant and useful, because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)                     Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)                      Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)                       Management considers distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to equity investors. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow to equity investors or similarly titled measurements used by other corporations and partnerships. Items added into our calculation of distributable cash flow to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.